Exhibit 99.1

Powerfleet Announces Board and Audit Committee Transition

Michael Casey Rejoins Board of Directors and Is Appointed Chair of the Audit Committee

WOODCLIFF LAKE, N.J., July 21 2026 - Powerfleet, Inc. (Nasdaq: AIOT; JSE: PWR) today announced that its Board of Directors has appointed Michael Casey to rejoin the Board and serve as Chair of the Audit Committee, effective as of July 15, 2026. Mr. Casey previously served as a director of Powerfleet from September 2016 until the closing of the Company’s combination with MiX Telematics. Michael McConnell has resigned from the Company’s Board of Directors and as Chair of its Audit Committee, effective July 15, 2026.

“We are very pleased to welcome Michael Casey back to the Board. Michael’s extensive public-company financial experience, deep accounting expertise and prior service as a Powerfleet director make him exceptionally well qualified to serve as Chair of the Audit Committee,” said Andrew Martin, Chairman of the Board.

“On behalf of the Board, I would like to thank Michael McConnell for his dedicated service and thoughtful leadership over the past two years,” Mr. Martin continued. “His contributions, particularly as Chair of the Audit Committee, were invaluable during a period of significant transformation, including substantial merger and acquisition activity, and we wish him continued success.”

“I am pleased to rejoin the Powerfleet Board at an important stage in the Company’s development,” said Mr. Casey. “I look forward to working with Andrew, my fellow directors and reconnecting with Steve Towe and the management team as the Company continues to execute its strategy and build on the progress it has made.”

Mr. Casey served on the Board of Directors of Determine, Inc. from 2010 until its acquisition in April 2019. During his service on the Determine board, he served as a member of its nominating and corporate governance committee and as Chair of its audit committee.

Since 2006, Mr. Casey has been a partner at TechCXO, LLC, a professional services firm providing financial, strategic and operational consulting services to businesses in the technology industry.

Previously, Mr. Casey served as Chief Financial Officer of MAPICS, Inc., a publicly traded provider of enterprise resource planning software for discrete manufacturing industries. He also served as Executive Vice President and Chief Financial and Administrative Officer of iXL Enterprises, Inc.; Chief Financial Officer of Manhattan Associates, Inc.; and Chief Financial Officer of IQ Software Corporation.

Mr. Casey began his career as a certified public accountant with Arthur Andersen & Co. and holds a Bachelor of Business Administration degree in accounting from the University of Georgia.

ABOUT POWERFLEET

Powerfleet (Nasdaq: AIOT; JSE: PWR) is a global leader in the artificial intelligence of things (AIoT) software-as-a-service (SaaS) mobile asset industry. With more than 30 years of experience, Powerfleet unifies business operations through the ingestion, harmonization, and integration of data, irrespective of source, and delivers actionable insights to help companies save lives, time, and money. Powerfleet’s ethos transcends our data ecosystem and commitment to innovation; our people-centric approach empowers our customers to realize impactful and sustained business improvement. The Company is headquartered in New Jersey, United States, with offices around the globe. Explore more at www.powerfleet.com. Powerfleet has a primary listing on The Nasdaq Global Market and a secondary listing on the Main Board of the Johannesburg Stock Exchange (JSE).

Powerfleet Investor Contacts

Carolyn Capaccio and Jody Burfening

Alliance Advisors IR

AIOTIRTeam@allianceadvisors.com

Powerfleet Media Contact

Jonathan Bates

jonathan.bates@powerfleet.com